XCL Ltd. and Subsidiaries

  Exhibit 11-Computation of Earnings Per Common and Common
                      Equivalent Share

      (Amounts in thousands except, per share amounts)

                                                      Three Months Ended
                                                           March 31
                                                      ------------------
                                                       1997          1996
                                                       ----          ----
PRIMARY:

Net loss                                             $  (1,211)   $  (1,641)

Dividends on preferred stock                            (1,404)      (1,191)
                                                      --------      -------
Net loss attributable to common stock                $  (2,615)   $  (2,832)
                                                      ========      =======
Weighted average number of shares common
  stock outstanding                                    288,058      256,807

Common stock equivalents (computed using
  treasury stock method)                                     -            -
                                                       -------      -------
Average number of shares of common stock and
  common stock equivalents outstanding                 288,058      256,807
                                                       =======      =======

Net loss per common and common equivalent share      $    (.01)   $    (.01)
                                                       =======      =======
FULLY DILUTED:

Fully diluted net loss per common and common
  equivalent share                                        (1)          (1)

------------
(1) All amounts are anti-dilutive or immaterial and therefore not presented in the financial statements.